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                                                                    EXHIBIT 99.1

                           STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement dated as of May 22, 1998 (this "Agreement") is between Cheniere Energy, Inc. (the "Company"), a Delaware corporation, and Dewey Ballantine LLP ("Dewey Ballantine"), a New York limited liability partnership.

                             W I T N E S S E T H :

          WHEREAS, the Company is indebted to Dewey Ballantine in the amount of $214,699.94 (the "Indebtedness") in respect of professional services and advice rendered to the Company by Dewey Ballantine; and

          WHEREAS, Dewey Ballantine desires to purchase 70,000 shares of Common Stock, par value $.003 per share, of the Company (the "Shares") from the Company, and the Company desires to sell and transfer the Shares to Dewey Ballantine, in exchange for the cancellation by Dewey Ballantine of the Indebtedness.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:


                                  ARTICLE I.

                          PURCHASE AND SALE OF SHARES

          SECTION 1.1. SALE OF SHARES. Subject to all of the terms and conditions of this Agreement, at the Closing hereunder, the Company will sell, transfer, assign, convey and deliver the Shares to Dewey Ballantine, and Dewey Ballantine will purchase, accept and acquire the Shares from the Company in exchange for the cancellation of the Indebtedness.

          SECTION 1.2. CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at 10:00 a.m. on May 29, 1998 (the "Closing Date") at the offices of Dewey Ballantine, 1301 Avenue of the Americas, New York, New York, or at such other location as the Company and Dewey Ballantine may mutually agree.


                                  ARTICLE II.

                        REPRESENTATIONS AND WARRANTIES

          SECTION 2.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Dewey Ballantine as follows:

          (a) Organization, Standing and Qualification of the Company. The Company is a duly organized and validly existing corporation in good standing in the State of Delaware and is duly qualified to do business in each jurisdiction where qualification is necessary under applicable law and where failure to be so qualified could have a material adverse effect on the Company.
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          (b) Authority; Execution and Delivery, Etc.  The execution delivery and performance of this Agreement has been duly and effectively authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company or its shareholders are required. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights in general, moratorium laws or general principles of equity. Neither the execution or delivery of this Agreement, nor the fulfillment of or compliance with the terms and provisions of this Agreement will violate the terms of the Certificate of Incorporation or By-laws of the Company or any agreement, instrument, judgment, decree, statute or regulation to which the Company is subject. Except for the applicable reporting requirements under federal or state securities laws, no consent, approval, permission or other authorization of or by, or designation, declaration, filing, registration or qualification with any Federal or state court, administrative agency, other governmental authority or any other third party, is required by the Company in connection with the execution, delivery or performance of this Agreement by the Company.

          (c) Issuance of Shares. The Shares being purchased pursuant to this Agreement have been duly authorized and upon issuance will be validly issued, fully paid and non-assessable.

          (d) Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company before any court, arbitrator or administrative or governmental body seeking to prohibit or restrain the transactions contemplated by this Agreement.

          SECTION 2.2. REPRESENTATIONS AND WARRANTIES OF DEWEY BALLANTINE. Dewey Ballantine represents and warrants to the Company as follows:

          (a) Organization, Standing and Qualification of Dewey Ballantine. Dewey Ballantine is a limited liability partnership duly constituted and validly existing under the laws of the State of New York, and has all requisite power to own its respective property and to carry on its business as now being conducted. Dewey Ballantine is duly qualified to do business and in good standing in every jurisdiction where the character of the properties owned or leased by it or the nature of any business transacted by it makes such qualification necessary.

          (b) Authority; Execution and Delivery, Etc. The execution delivery and performance of this Agreement has been duly and effectively authorized by Dewey Ballantine and no further action on the part of Dewey Ballantine or its Partners is required. This Agreement has been duly executed and delivered by Dewey Ballantine and constitutes the legal, valid and binding obligation of Dewey Ballantine enforceable against Dewey Ballantine in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights in general, moratorium laws or general principles of equity. Neither the execution or delivery of this Agreement, nor the fulfillment of or compliance with the terms and provisions of this Agreement will violate the terms of the Partnership Agreement of Dewey Ballantine or any agreement, instrument, judgment, decree, statute or regulation to which Dewey Ballantine is subject. No consent, approval, permission or other

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authorization of or by, or designation, declaration, filing, registration or qualification with any Federal or state court, administrative agency, other governmental authority or any other third party, is required by Dewey Ballantine in connection with the execution, delivery or performance of this Agreement by Dewey Ballantine.

          (c) Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of Dewey Ballantine, threatened against Dewey Ballantine before any court, arbitrator or administrative or governmental body seeking to prohibit or restrain the transactions contemplated by this Agreement.


                                 ARTICLE III.

                             CONDITIONS TO CLOSING

          SECTION 3.1. CONDITIONS TO DEWEY BALLANTINE'S OBLIGATIONS. Dewey Ballantine's obligation to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction, on or before the Closing Date, of the following conditions:

          (a) Representations and Warranties of the Company. The representations and warranties of the Company set forth in Section 2.1 hereof shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date.

          SECTION 3.2. CONDITIONS TO THE COMPANY'S OBLIGATIONS. The Company's obligation to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction, on or before the Closing Date, of the following condition:

          (a) Representations and Warranties of the Company. The representations and warranties of Dewey Ballantine set forth in Section 2.2 hereof shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date.


                                  ARTICLE IV.

                                   COVENANTS

          SECTION 4.1. COVENANTS BY THE COMPANY. The Company agrees as follows:

          (a) Registration of the Shares. On or before the fifth business day following the Closing Date, the Company will file with the Securities and Exchange Commission (the "SEC") a registration statement pursuant to the Securities Act of 1933 on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate which form shall be available for resales by Dewey Ballantine of the Shares.

          (b) Effectiveness of Registration. The Company will use its best efforts to cause the registration statement with respect to the Shares to

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become effective as soon as possible and to remain effective until Dewey
Ballantine has disposed of all of the Shares.

          (c) Blue Sky. The Company will take any and all actions necessary to register or otherwise qualify the Shares and to enable resales of the Shares by Dewey Ballantine until Dewey Ballantine has disposed of all of the Shares.

          (d) Securities Exchange Listing. The Company will take all necessary action to cause the Shares to be listed on each securities exchange and/or automated quotation system on which similar securities issued by the Company are then listed.


                                  ARTICLE V.

                                 MISCELLANEOUS

          SECTION 5.1. AMENDMENT AND WAIVER. Any provision of this Agreement may be amended or waived, but only if such amendment is in writing and is signed by the Company and Dewey Ballantine.

          SECTION 5.2. SUCCESSORS AND ASSIGNS. All covenants and agreements contained in this Agreement or made by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

          SECTION 5.3. NOTICES. Any notice or communication provided for by this Agreement shall be in writing and shall be delivered in person, sent by telecopy, mailed, first class, postage prepaid, or sent by a nationally recognized overnight delivery service addressed to Dewey Ballantine or the Company at the following addresses:

          If to the Company:

               Cheniere Energy, Inc.
               Two Allen Center, Suite 1740
               Houston, Texas 77002
               Attn:  Mr. Donald Turkleson
               Telecopy:  (713) 659-5459

          If to Dewey Ballantine:

               Dewey Ballantine LLP
               1301 Avenue of the Americas
               New York, NY 10019
               Attn:  Timothy J. Alvino
               Telecopy:  (212) 259-6333

Such address may be changed by a party by written notice to the other party hereto. All notices shall be deemed to be properly given or made upon the earliest to occur of (i) actual delivery, (ii) 3 days after being deposited in the mail addressed as aforesaid, or (iii) 2 days after being sent by telecopy (followed promptly by the sending of the original of such notice by overnight delivery service as aforesaid) or overnight delivery service.

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          SECTION 5.4.  FURTHER ASSURANCES.  From time to time both before and after the Closing Date, as the case may be, each party hereto undertakes generally to execute all such agreements and other instruments and to do all such other acts as are necessary or appropriate to give full effect to the terms, conditions and provisions of this Agreement and to make them binding upon the parties.

          SECTION 5.5. GOVERNING LAW. This Agreement and, unless otherwise provided, all amendments, modifications, supplements, waivers and consents relating hereto shall be construed and enforced in accordance with the law of the State of New York (without giving effect to its conflict of laws principles).

          SECTION 5.6. HEADINGS. The descriptive headings of the Sections of this Agreement are inserted for convenience only.

          SECTION 5.7. SEVERABILITY. In the event that any provision of this Agreement is held to be invalid, prohibited or unenforceable in any jurisdiction, such provision, as to such jurisdiction, shall be ineffective to the extent of such invalidity, prohibition or unenforceability without invalidating the remaining portion of such provision or the other provisions of this Agreement and without affecting the validity or enforceability of such provision or the other provisions of this Agreement in any other jurisdiction.

          SECTION 5.8. COUNTERPARTS. This Agreement may be executed in two or more counterparts each of which shall be deemed an original but all of which together shall be deemed one and the same instrument.

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.


                              CHENIERE ENERGY, INC.



                              By: /s/ Don A. Turkleson
                                  ------------------------------------
                                  Name:  Don A. Turkleson
                                  Title: Chief Financial Officer



                              DEWEY BALLANTINE, LLP



                              By: /s/ Timothy J. Alvino
                                  ------------------------------------
                                  Timothy J. Alvino
                                  Partner


                              By: /s/ Paul L. Nash
                                  ------------------------------------
                                  Paul L. Nash
                                  Administrative Partner

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